Exhibit T3A-45

MC-299248

Certificate Of Incorporation

I, ***V. DAPHENE WHITELOCKE*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

CHC Cayman ABL Parent Ltd.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 28th day of April Two Thousand Fifteen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 28th day of April Two Thousand Fifteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 561541594124
www.verify.gov.ky
30 April 2015